Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-190596 on Form S-3, No. 333-183644 on Form S-8 and on No. 333-209031 of Western Refining, Inc. on Form S-4 of our reports dated February 26, 2016, relating to the financial statements of Northern Tier Energy LP and subsidiaries, and the effectiveness of Northern Tier Energy LP and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Northern Tier Energy LP for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
February 26, 2016